EXHIBIT 10.7
Compensation Arrangements with Thomas J. Flournoy
Neither Georgia-Carolina Bancshares, Inc. (“Company”), nor First Bank of Georgia (“Bank”), has a written employment agreement with Thomas J. Flournoy, Chief Financial Officer of Georgia-Carolina Bancshares, Inc. and First Bank of Georgia. Mr. Flournoy’s current (2011) salary is $159,908. Mr. Flournoy is eligible for stock option grants under the Company’s option plans as determined from time to time by the Board of Directors of the Company. In addition, Mr. Flournoy participates in the Bank’s medical, dental, life and disability insurance plans and he may participate in the Company’s 401(k) plan.
Mr. Flournoy entered into a Severance Protection Agreement with the Bank, which entitles him to certain payments following a change in control of the Company. The Severance Protection Agreement was filed with the Company’s 8-K filing on June 26, 2009.